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                        [QUARLES & BRADY LETTERHEAD]


                                                Direct Dial: (602) 230-4624
                                                E-mail: mbriggs@quarles.com

                                        December 9, 1999

VIA EDGAR AND FAX (202) 942-9527
--------------------------------

Securities and Exchange Commission
450 Fifth Street N.W., Mail Stop 0305
Washington, D.C.   20549
Attn: Penny Somer

                Re: Futech Interactive Products (Delaware) Inc. Registration Statement on Form 8-A
                        SEC File No. 001-15119

Dear Ms. Somer:

        This letter is sent on behalf of Futech Interactive Products (Delaware) Inc. Futech hereby withdraws its registration statement on Form 8-A filed with the SEC on October 8, 1999. Please contact me by phone at (602) 230-4624 or fax at (602) 230-5598 if you have any comments or questions. Thank you.

                                                        Sincerely,

                                                        QUARLES & BRADY LLP

                                                        /s/ Mark K. Briggs

                                                        Mark K. Briggs


cc:     Frederick B. Gretsch, Jr.
        P. Robert Moya, Esq.
        Joseph D. Masterson, Esq.


MKB/jsc